Exhibit 23.4

Consent of Qualified Person

The undersigned consents, on behalf of P&E Mining Consultants, Inc., to:

m)
The filing of the Technical Report Summary, effective December 31, 2024, with respect to the Las Chispas Operation complex (the “TRS”) as an exhibit to the annual report on Form 10-K for Coeur Mining, Inc. for the fiscal year ended December 31, 2024 (the “Form 10-K”);

n)
The incorporation by reference of the TRS in the Registration Statements on Form S-8 (Nos. 033-60163, 033-72524, 333-112253, 333-125903, 333-166907, 333-204142, 333-224751 and 333-256016) and Form S-3 (Nos. 333-284568) (the “Registration Statements”);

o)
The use of and references to the undersigned’s name, including the undersigned’s status as an expert or “Qualified Person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission) in connection with Sections 1.1, 1.2, 1.3, 1.4, 1.5, 1.6, 1.7, 1.8 1.10, 2, 3, 4, 5, 6, 7, 8, 9.1, 9.2, 9.4, 11, 22.2, 22.3, 22.4, 22.14.1.1, 22.14.2.1, 22.14.2.2, 22.14.1.3, 23.2, 23.3, 24, 25.2 of the TRS and corresponding disclosures in the Form 10-K and Registration Statements; and

p)
Any extracts or summaries of the TRS included or incorporated by reference in the Form 10-K and Registration Statements, and any information derived, summarized, quoted or referenced from the TRS, or portions thereof, that was prepared by the undersigned, that the undersigned supervised the preparation of and/or that was reviewed and approved by the undersigned, that is included or incorporated by reference in the Form 10-K and Registration Statements.

Dated:	February 19, 2025

By:	/s/ Eugene Puritch
Name:	Eugene Puritch, P.Eng., FEC, CET
Title:	President & Principal Mining Engineer of P&E Mining Consultants, Inc.